Exhibit 6



                                        May 24, 1999



Mr. Sol Price, Trustee
Price Charitable Remainder Trust
Price Family Charitable Trust
Marion Brodie Trust
7979 Ivanhoe Avenue, Suite 520
La Jolla, California  92037

          Re:  Limited Power of Attorney

Dear Mr. Price:

     The undersigned has executed an Agreement with Excel Legacy Corporation, a Delaware Corporation, dated May 12, 1999, to place into escrow ________ shares of common stock of Price Enterprises, Inc. for ultimate tender or other conversion on the same terms and conditions as you are accepting as Trustee of the above Trusts. It is our understanding that such a transaction may require the reporting to the Securities and Exchange Commission ("SEC") as a part of a "group" as defined by the SEC.

     To facilitate such reporting, the undersigned hereby grants you my Limited Power of Attorney with regard to the above-referenced shares of stock to:

     File with the Securities and Exchange Commission a Form 13-D that reports the transaction as a part of a "group" as defined by the SEC (without necessarily admitting that such a "group" is constituted).

                                        Sincerely,



                                        By:
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